Exhibit 99.1

Investor Relations Contact:

David J. Rodgers, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED SALES RESULTS

AND NARROWED NET LOSS FOR THE FIRST QUARTER OF FISCAL 2011

MILWAUKEE, WI, October 21, 2010/PR Newswire – Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first quarter ended September 26, 2010.

Highlights:

•	First quarter fiscal 2011 consolidated net sales of $334.1 million, representing an increase of $9.5 million or 2.9% from the first quarter of fiscal 2010.

•	First quarter fiscal 2011 consolidated net loss of $8.1 million, or $0.16 per diluted share, improved from a consolidated net loss of $8.7 million, or $0.18 per diluted share, one year ago.

•	Net debt outstanding as of September 26, 2010 is down $106.5 million, or 40.5%, from September 27, 2009.

“We are pleased with our fiscal 2011 first quarter results as we move forward executing our strategy despite continued economic uncertainty,” commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton. “We improved sales and operating results through a period of continued slow growth in consumer spending. Along with these improved operating results, our balance sheet remains strong as we continue to focus on efficiently managing our capital.”

Consolidated Results:

Fiscal 2011 first quarter consolidated net sales were $334.1 million and the consolidated net loss was $8.1 million or $0.16 per diluted share. The first quarter of fiscal 2010 had consolidated net sales of $324.6 million and a consolidated net loss of $8.7 million or $0.18 per diluted share. The $9.5 million consolidated net sales increase was due primarily to increased international engine shipments as well as improved lawn and garden and snow thrower product sales volumes within our Power Products segment, offset by lower sales of pressure washers and portable generator products. The reduced net loss of $0.6 million compared to the prior year fiscal first quarter was primarily the result of increased engine sales to third party customers and improved engine plant productivity on higher production volumes, offset by Jefferson plant transition costs and lower production volumes in the Power Products segment and increased costs stemming from higher salaries and benefits expenses. The higher salaries and benefits expenses include a $3.0 million net increase in pension and other postretirement benefits as well as an increase in salaries and 401(k) company match benefits of $5.0 million, which have been fully restored since being temporarily reduced early in the first quarter of fiscal 2010.

Engines Segment:

Fiscal 2011 first quarter net sales were $205.0 million, which was $0.9 million or 0.4% less than the prior year. This decrease from the same quarter last year is primarily due to a reduction in intercompany sales of engines to our Power Products segment due to lower sales and production of pressure washers and portable generators, offset by an increase in international engine unit volumes to European and Asian OEMs.

The fiscal 2011 first quarter loss from operations was $5.5 million, which is $0.7 million more than the $4.9 million loss from operations experienced in the first quarter of fiscal 2010. This increase in the loss from operations over the prior year was the result of higher salaries and benefits expenses of $6.8 million, offset by improved absorption as engines produced increased 9% over the prior year first quarter. The increase in salaries and benefits is primarily attributed to temporary reductions in salaries and 401(k) match implemented in the first quarter last year; such salaries and benefits have since been restored resulting in the increase between years.

Power Products Segment:

Fiscal 2011 first quarter net sales were $168.2 million, which was $2.3 million or 1.4% greater than the prior year. The improvement in sales compared to the same quarter last year primarily resulted from increased unit shipment volumes of lawn and garden products, offset by reduced shipment volumes of pressure washers and portable generators as retailers reduce their inventories in these categories.

The fiscal 2011 first quarter loss from operations was $5.0 million, or $7.5 million lower than the income from operations of $2.5 million in the first quarter of fiscal 2010. This decline in income from operations between years resulted from higher manufacturing spending including transition costs from the closure of our Jefferson manufacturing facility, lower absorption primarily related to the decreased production of portable generators and pressure washers, as well as increased expenses of $1.5 million related to salaries and benefits. The increase in salaries and benefits is primarily attributed to temporary reductions in salaries and 401(k) match implemented in the first quarter last year; such salaries and benefits have since been restored resulting in the increase between years. Higher manufacturing spending is attributed to higher material costs and increased freight expense.

Corporate Items:

Interest expense was lower between years because of lower outstanding borrowings. The effective tax rate for the fiscal 2011 first quarter was a benefit of 33.4%, or $4.1 million, versus a benefit of 36.1%, or $4.9 million, in the first quarter last year. The effective tax rate benefit for the first quarter of fiscal 2011 was lower than the 2010 period because 2010 included the favorable tax impact of the settlement of audits.

Financial Position:

The 8.875% Senior Notes that are due in March 2011 are classified as Short-Term Debt in the consolidated balance sheet as of the end of the fiscal 2011 first quarter. The company believes it will be able to replace these borrowings with new financing at or prior to the maturity date of the Senior Notes. In the unlikely event the company is unable to replace these borrowings with new financing upon the maturity of the Senior Notes, we believe that the availability within our existing revolving credit facility will be sufficient to pay off the outstanding Senior Notes.

Net debt at September 26, 2010 was $156.4 million (total debt of $204.1 million less $47.7 million of cash), an improvement of $106.5 million from September 27, 2009. Cash flows used by operating activities for the fiscal 2011 first quarter were $55.5 million compared to cash provided by operating activities of $11.9 million in the fiscal 2010 first quarter. The increase in cash used for operating activities is primarily due to working capital requirements to replenish inventory from lower levels at the end of fiscal 2010.

Outlook:

The company continues to project that fiscal 2011 net income will be in the range of $60 to $70 million or $1.20 to $1.40 per diluted share. Consolidated net sales are projected to be approximately 2% to 4% higher than in fiscal 2010. Engines Segment sales are forecasted higher on modest volume and pricing improvements while the Power Products Segment sales are forecasted higher primarily due to higher expected volumes of lawn and garden equipment. Demand for portable generators and the related engines due to landed hurricane activity have not been included in our fiscal 2011 sales forecast. Operating income margins for fiscal 2011 are projected to be in the range of 5.0% to 6.0%, and interest expense and other income are forecasted to be in the range of $23 million to $25 million and $4 million to $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 32% to 35%.

Conference Call Information:

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 793-1299. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1487857.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended Fiscal September
	2010	2009
NET SALES	$334,116	$324,608
COST OF GOODS SOLD	272,122	272,218

Gross Profit on Sales	61,994	52,390
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,456	60,793

Loss from Operations	(8,462)	(8,403)
INTEREST EXPENSE	(5,157)	(6,476)
OTHER INCOME, Net	1,435	1,290

Loss before Credit for Income Taxes	(12,184)	(13,589)
CREDIT FOR INCOME TAXES	(4,070)	(4,902)

Net Loss	$(8,114)	$(8,687)

Average Shares Outstanding	49,665	49,593

BASIC EARNINGS (LOSS) PER SHARE	$(0.16)	$(0.18)

Diluted Average Shares Outstanding	49,665	49,593

DILUTED EARNINGS (LOSS) PER SHARE	$(0.16)	$(0.18)

Segment Information

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2010	2009 [1]
NET SALES:
Engines	$205,048	$205,943
Power Products	168,154	165,848
Inter-Segment Eliminations	(39,086)	(47,183)

Total *	$334,116	$324,608

* International sales based on product shipment destination included in net sales	$117,849	$96,787
GROSS PROFIT ON SALES:
Engines	$42,464	$35,447
Power Products	17,502	22,970
Inter-Segment Eliminations	2,028	(6,027)

Total	$61,994	$52,390

INCOME (LOSS) FROM OPERATIONS:
Engines	$(5,533)	$(4,865)
Power Products	(4,957)	2,489
Inter-Segment Eliminations	2,028	(6,027)

Total	$(8,462)	$(8,403)

1	Prior year amounts have been reclassified to conform to current year presentation. Reclassification adjustments relate to the sale of certain products through our foreign subsidiaries that had been reported within the Engines segment, but are now reported in the Power Products segment. These adjustments better align our segment reporting with current management responsibilities.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)

(Unaudited)

	2010	2009
CURRENT ASSETS:
Cash and Cash Equivalents	$47,693	$26,116
Accounts Receivable, Net	194,637	185,127
Inventories	509,575	546,109
Deferred Income Tax Asset	45,943	53,959
Assets Held For Sale	4,000	4,000
Other	33,270	33,893

Total Current Assets	835,118	849,204

OTHER ASSETS:
Goodwill	253,766	254,657
Investments	17,931	16,332
Deferred Loan Costs, Net	459	1,565
Other Intangible Assets, Net	90,189	91,652
Deferred Income Tax Asset	72,212	23,945
Other Long-Term Assets, Net	9,478	9,169

Total Other Assets	444,035	397,320

PLANT AND EQUIPMENT:
At Cost	988,571	992,873
Less - Accumulated Depreciation	654,721	640,494

Plant and Equipment, Net	333,850	352,379

	$1,613,003	$1,598,903

CURRENT LIABILITIES:
Accounts Payable	$142,308	$118,360
Short-Term Debt	204,068	41,750
Accrued Liabilities	150,055	159,676

Total Current Liabilities	496,431	319,786

OTHER LIABILITIES:
Accrued Pension Cost	272,600	136,051
Accrued Employee Benefits	23,114	19,465
Accrued Postretirement Health Care Obligation	130,574	152,860
Other Long-Term Liabilities	42,600	28,837
Long-Term Debt	—	247,232

Total Other Liabilities	468,888	584,445

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	77,624	79,072
Retained Earnings	1,077,192	1,061,695
Accumulated Other Comprehensive Loss	(311,850)	(242,065)
Treasury Stock, at Cost	(195,282)	(204,030)

Total Shareholders’ Investment	647,684	694,672

	$1,613,003	$1,598,903

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(8,114)	$(8,687)
Depreciation and Amortization	15,501	16,152
Stock Compensation Expense	5,498	4,187
Loss on Disposition of Plant and Equipment	360	145
Provision for Deferred Income Taxes	(3,011)	(2,402)
Decrease in Accounts Receivable	93,877	78,955
Increase in Inventories	(107,887)	(68,452)
Decrease in Other Current Assets	10,465	7,939
Decrease in Accounts Payable and Accrued Liabilities	(63,281)	(18,297)
Other, Net	1,105	2,323

Net Cash (Used) Provided by Operating Activities	(55,487)	11,863

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(9,391)	(6,969)
Proceeds Received on Disposition of Plant and Equipment	33	163
Other, Net	—	(144)

Net Cash Used by Investing Activities	(9,358)	(6,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) on Loans, Notes Payable, and Long-Term Debt	(2,500)	4,750

Net Cash (Used) Provided by Financing Activities	(2,500)	4,750

EFFECT OF EXCHANGE RATE CHANGES	(1,516)	461

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(68,861)	10,124
CASH AND CASH EQUIVALENTS, Beginning	116,554	15,992

CASH AND CASH EQUIVALENTS, Ending	$47,693	$26,116